UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    June 26, 2023

CIL&D, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	000-33433	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

337 North Vineyard Ave., Suite 400

Ontario, California 91764

(Address of principal executive offices, including zip code)

(909) 483-8500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

CIL&D, LLC (the “Company”) has been in voluntary dissolution since May 23, 2013 (the “Dissolution Date”) when its members approved the Company’s Plan of Dissolution and Liquidation (the “Dissolution Plan”). In summary, the Dissolution Plan provides the terms and conditions for the voluntary complete dissolution and liquidation of the Company pursuant to Sections 18-801 to 18-806 of the Delaware Limited Liability Company Act (the “DLLCA”).

Since the Dissolution Date, the Company has undertaken the actions necessary or appropriate to comply with the Dissolution Plan and the applicable provisions of the DLLCA including winding up the Company’s business and affairs by, among other things, selling or otherwise disposing of its assets and discharging or making reasonable adequate provision for the Company’s known outstanding claims and obligations. After making reasonable provision for the Company’s remaining known outstanding claims and obligations, it was determined that the Company had remaining assets available for a final liquidating distribution as discussed in this Report on Form 8-K.

With the completion of the winding up of the Company’s business, the Company filed a Certificate of Cancellation with the Delaware Secretary of State to be effective 11:59 p.m. (ET) on June 30, 2023. With the termination of the existence of the Company, the Company’s Second Amended and Restated Limited Liability Company Operating Agreement, as amended (the “Operating Agreement”), terminated except for those provisions that expressly survive the termination of the Operating Agreement.

ITEM 3.03	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

See item 8.01 below.

ITEM 5.02	DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

With the final winding up of the Company business, including making reasonable provision for the Company’s remaining known outstanding claims and obligations, the Company made the final distributions on the Class C and D Units required in accordance with the Operating Agreement and the final distribution on the Class A Units as discussed below in this Form 8-K Report. The Company paid the final required distributions on the Company’s Class C and Class D Units on or about June 29, 2023. The final distributions were in the total approximate amount of $910,366. The Class C Units and Class D Units are held by former officers of the Company and such units represent an incentive program that was adopted by the Company in 2002 for its then current and former officers to replace an incentive bonus program that was terminated in 2002.

In recognition of his work since the Dissolution Date, the Company awarded Terry L. Cook, its former Executive Vice President and General Counsel, a discretionary bonus of $580,000 payable on June 30, 2023.

In addition, pursuant to the terms of the Amended and Restated Liquidation Manager Agreement dated April 10, 2013, between the Company and Richard E. Stoddard (“Liquidation Manager Agreement”), Mr. Stoddard is to be paid incentive compensation based upon a percentage of the “Gross Collected Proceeds” as defined in the Liquidation Manager Agreement less the cumulative amount of the monthly consulting fees paid to him, which monthly fees terminated December 31, 2014. As a result of previous transactions, the threshold to trigger an incentive payment to Mr. Stoddard was achieved in July 2016. Certain amounts of his total possible incentive compensation from prior transactions were deferred. As a result of the winding up of the Company’s business, the Company making a distribution on its Class A Units and the Company filing its Certificate of Cancellation, Mr. Stoddard was paid on or about June 29, 2023, the balance of the incentive compensation he was due from the Company of approximately $581,883. In general, the balance due and paid to Mr. Stoddard represented the amount due him from previous closed transactions that had been deferred. Pursuant to the Liquidation Manager Agreement incentive compensation was deferred until there was a distribution on the Company’s Class A Units (a 30% deferral of the total possible amount), and the final amount (an additional 10% of the total possible amount) was payable at the time of the final dissolution of the Company assuming Mr. Stoddard is the Liquidation Manager at such time. Those conditions were all fulfilled.

ITEM 8.01	OHER EVENTS

With the completion of the Company’s compliance with the Dissolution Plan and DLLCA, the Company determined that it had remaining assets and commenced making a final liquidating distribution of $2.60 per Class A Unit on or about June 29, 2023. This distribution is in complete liquidation of the Company and the Class A Units. This distribution is the final distribution of the Company.

With the complete winding up the Company’s business, the Company filed its Certificate of Cancellation with the Delaware Secretary of State to be effective 11:59 p.m. (ET) on June 30, 2023. As a result of the final liquidating distribution, the termination of the Operating Agreement, filing of the Certificate of Cancellation, the Class A Units have been cancelled and no longer represent any interest in the Company.

Final tax returns will be prepared and filed on behalf of the Company and final K-1s will be prepared and sent to members. It is anticipated that the final K-1s will be mailed by the end of January 2024. Holders are advised to consult their tax advisors regarding the tax consequences of the final liquidating distribution in light of his or her particular investment or tax circumstances.

In addition, the Company will file appropriate notification with the Securities and Exchange Commission to fully terminate its obligations under the U.S. securities laws.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIL&D, LLC
(REGISTRANT)

Date: June 30, 2023	/s/ Richard E. Stoddard
Richard E. Stoddard
Liquidation Manager

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